UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2016

ANTRIABIO, INC.
(Name of registrant in its charter)

Delaware	000-54495	27-3440894
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

1450 Infinite Drive
Louisville, CO 80027
 (Address of principal executive offices)

(303) 222-2128
 (Registrant's telephone number)

___________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 31, 2016, AntriaBio, Inc. (the “Company”, “AntriaBio”, “we” or “us” ) completed an initial close (the “Initial Close”) of a private placement transaction with accredited investors pursuant to Section 4(a)(2) of the United States Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.  In connection with the Initial Close, we entered into purchase agreements by and between us and each accredited investor in which we issued either Class A Units or Class B Units of the Company.  Each Class A Unit is priced at $1.10 and consists of one share of our common stock and one-half of one common share purchase warrant exercisable for five years at $1.65 per share of common stock.  If an Investor had previously invested one of AntriaBio’s previous private placement transactions and also invested a minimum of $50,000 in this private placement transaction, then the investor would receive Class B Units. Each Class B Unit is priced at $1.10 and consists of one share of common stock and one warrant exercisable for five years at $1.65 per share of common stock. In connection with the private placement transaction, we granted registration rights to the accredited investors whereby we agreed that within ninety (90) days following the close of the private placement transaction, we will file a registration statement covering the shares of common stock as well as the warrants. We issued an aggregate of 2,967,935 units and received gross cash proceeds of $3.3 million, excluding placement agent compensation, transaction costs, fees and expenses.
We are providing this Current Report on Form 8-K in accordance with Rule 135c under the Act (“Rule 135c”), and the notice contained herein does not constitute an offer to sell the Company’s securities, and is not a solicitation for an offer to purchase the Company’s securities. Any securities that may be offered pursuant to the private placement transaction or any agreement related thereto including, but not limited to, the purchase agreements or any other agreement have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 3.02 Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTRIABIO, INC.

DATE: June 3, 2016	By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer & Chairman of the Board